Exhibit 4.14

AMENDMENT TO WARRANT AGENT AGREEMENT

This Amendment (this “Amendment”) to the Warrant Agent Agreement, dated April 23, 2019, is made effective as of May 5, 2019, by and between Zion Oil & Gas, Inc., a Delaware corporation having its principal place of business at 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243 (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company with offices at 6201 15th Avenue, Brooklyn, NY 11219 (“AST”)(collectively the “Parties”).

WHEREAS, pursuant to the DSPP, the Company is offering a unit option program consisting of a Unit (each a “Unit” and collectively the “Units”) of its securities to existing stockholders and investors, with each Unit (priced at $250.00 each) is comprised of (i) a certain number of shares of Common Stock determined by dividing $250.00 (the price of one Unit) by the average of the high and low sale prices of the Company’s publicly traded common stock as reported on the NASDAQ on the Unit Purchase Date and (ii) Common Stock purchase warrants to purchase an additional fifty (50) shares of Common Stock at a per share exercise price of $2.00. The Unit Option began on April 24, 2019 and was scheduled to terminate on June 6, 2019 (unless extended at the Company’s sole discretion). The Company has decided to extend the termination date to June 26, 2019;

WHEREAS, the Warrants will be exercisable on August 26, 2019, instead of August 6, 2019, which is to extend to the first trading day after the 60th day following the extended Unit Option Termination Date (i.e., on June 26, 2019) and continue to be exercisable for two (2) years after the exercise date at a per share exercise price of $2.00 for Warrant as notated by the Company as ZNWAL.

NOW, THEREFORE, the Parties hereto agree as to the following change in Section 3.2:

3.2   Duration of Warrants. A Warrant may be exercised only during the period commencing on August 26, 2019, which is the first trading day after the 60th day following the Unit Option Termination Date (i.e., on June 26, 2019) and continue to be exercisable for two (2) year after the exercise date, terminating at 5:00 p.m., Eastern Standard Time. Notwithstanding the foregoing, no Warrant shall be exercisable unless, at the time of exercise, a registration statement relating to the Common Stock issuable upon the exercise of such Warrant is effective and current and a prospectus is available for use by the holders thereof and the Common Stock has been qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Warrants. The period during which a Warrant may be exercised shall be deemed the “Exercise Period” and the termination of such Exercise Period shall be deemed the “Expiration Date.” Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, the Company will provide notice to registered holders of the Warrants of such extension of not less than 20 days and, further provided that any such extension shall be identical in duration among all of the Warrants.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto effective as of the day and year first above written.

ZION OIL & GAS, INC.

By:	/s/ Martin M. van Brauman
Name:	Martin M. van Brauman
Title:	Corporate Secretary, Treasurer, SVP, Director

Date:	May 5, 2019

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Nespoli
Name:	Michael Nespoli
Title:	Executive Director
Relationship Management

Date:	May 5, 2019

Exhibit A

[Face of Certificate - ZION OIL & GAS, INC.]

(SEE REVERSE SIDE FOR LEGEND)

W

WARRANTS

(THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN
STANDARD TIME, August 26, 2021)

ZION OIL & GAS, INC.

CUSIP 989696 265

WARRANT

THIS CERTIFIES THAT, for value received _____________ is the registered holder of a Warrant or Warrants expiring August 26, 2021 (the “Warrant”) to purchase for each Warrant one fully paid and non-assessable share of Common Stock, par value $.01 per share (the “Shares”), of ZION OIL & GAS, INC., a Delaware corporation (the “Company”). Each Warrant entitles the holder thereof to purchase from the Company, commencing on August 26, 2019, one Share of the Company at the price of $2.00 per share, upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent, American Stock Transfer & Trust Company, LLC (such surrender may be made by electronic means and such payment by check or by electronic means made payable to the order of the Company), but only subject to the conditions set forth herein and in the Warrant Agent Agreement between the Company and the Warrant Agent. In no event shall the registered holder of this Warrant be entitled to receive a net-cash settlement or other consideration in lieu of physical settlement in Shares of the Company. The Warrant Agent Agreement provides that, upon the occurrence of certain events, the Warrant Price, the Exercise Period and the number of Warrant Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term Warrant Price as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised.

This Warrant may expire on the date first above written, if it is not exercised prior to such date by the registered holder pursuant to the terms of the Warrant Agent Agreement. The Company in its sole discretion may extend the duration of the Unit Option under the Unit Program, which would extend the Warrant Exercise Period by the same extension of days.

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or his/her/its assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent or by any electronic means to the Company by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agent Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment by electronic means or other approved delivery for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agent Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of the Warrants represented by this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

COUNTERSIGNED:

American Stock Transfer & Trust Company, LLC

WARRANT AGENT

BY:

AUTHORIZED OFFICER

DATED:

(Signature)

CHIEF EXECUTIVE OFFICER

(Seal)

(Signature)

SECRETARY

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